Exhibit 10.2

EXECUTION VERSION

STOCKHOLDERS’ AGREEMENT

dated as of

December 23, 2014

by and among

CONKWEST, INC.,

SORRENTO THERAPEUTICS, INC.,

CAMBRIDGE EQUITIES, LP

and

THE PERSONS LISTED ON SCHEDULE A HERETO

STOCKHOLDERS’ AGREEMENT

This STOCKHOLDERS’ AGREEMENT (this “Agreement”), is entered into as of December 23, 2014, by and among Conkwest, Inc., Sorrento Therapeutics, Inc., Cambridge Equities, LP, and the persons listed on Schedule A hereto (collectively, the “Stockholders”).

WHEREAS, Cambridge Equities, LP (“Cambridge”) is entering into a Subscription and Investment Agreement, dated of even date herewith (the “Subscription Agreement”), with Conkwest, Inc. (the “Company”), pursuant to which Cambridge will acquire approximately 40% of the Company’s Class A Common Stock, par value $0.0001 per share (the “Common Stock”), subject to the terms and conditions set forth therein;

WHEREAS, Sorrento Therapeutics, Inc. is entering into a First Amendment to Subscription and Investment Agreement, dated of even date herewith (the “Sorrento Amendment”), with the Company, in connection with the purchase of $2,000,000 of the Company’s Common Stock, subject to the terms and conditions set forth therein;

WHEREAS, the Company undertakes in Section 4.9 of the Subscription Agreement and Section 4 of the Sorrento Amendment to take certain actions in respect of the nomination, appointment and election to its Board of Directors of one designee of Cambridge (the “Cambridge Designee”) and one designee of Sorrento (the “Sorrento Designee”), respectively;

WHEREAS, in order to induce Cambridge to enter into the Subscription Agreement and to induce Sorrento to enter into the Sorrento Amendment, the Stockholders wish to make provision to support the election of each of the Cambridge Designee and the Sorrento Designee to the Company’s Board of Directors following consummation of the transactions contemplated by the Subscription Agreement; and

WHEREAS, the Closing (as defined in the Subscription Agreement) is conditioned upon the Stockholders entering into this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Definitions. As used in this Agreement, the following terms shall have the following meanings. Capitalized Terms not otherwise defined herein shall the meaning ascribed to them in the Subscription Agreement.

ARTICLE II

CORPORATE GOVERNANCE

SECTION 2.01. Board of Directors; Voting of Shares.

(a) Until the earlier of (a) the consummation of a firm-commitment initial public offering of the Common Stock approved by the Company’s Board of Directors (an “IPO”), or (b) the date upon which Cambridge no longer has the right to nominate a Cambridge Designee under Section 4.9 of the Subscription Agreement, or relinquishes the right to designate a Cambridge Designee (the earliest of such dates, the “Cut-Off Date”), each of the Stockholders, in any election of directors or at any meeting of the stockholders of the Company at which directors are to be elected, (i) will be present (in person or by proxy) for purposes of establishing a quorum, and (ii) will vote, or grant a proxy to the Company or its authorized designee(s) to vote or act by written consent with respect to all shares of Common Stock Beneficially Owned by such Stockholder (A) in favor of the Cambridge Designee for election to the Board of Directors and to serve as Co-Chairman, (B) in favor of the Sorrento Designee for election to the Board of Directors during such time as Sorrento has the right to nominate a Sorrento Designee under Section 4 of the Sorrento Amendment, or relinquishes the right to designate a Sorrento Designee (the earliest of such dates, the “Sorrento Cut-Off Date”), and (C) each other director nominee that is not a Cambridge Designee or Sorrento Designee (each a “Non-Investor Director”) recommended by at least a majority of the directors comprising the entire Board of Directors of the Company for election as directors of the Company.

(b) Except as expressly provided above, each Stockholder shall be free to vote in his, her or its sole discretion all shares of Common Stock Beneficially Owned by such Stockholder entitled to vote on any other matter submitted to or acted upon by stockholders of the Company; provided, however, that (i) Cambridge and its affiliates shall be subject to the restrictions and limitations with respect to the shares of Common Stock Beneficially Owned by Cambridge set forth in the Subscription Agreement, and nothing in this Agreement shall be deemed to amend, alter, limit or curtail in any manner whatsoever, the restrictions and limitations with respect to the shares of Common Stock Beneficially Owned by Cambridge set forth in the Subscription Agreement, including, without limitation, those restrictions and limitations set forth in Sections 4.10, 4.11 and 4.12.

SECTION 2.02. Removal; Filling of Vacancies. If requested by Cambridge or Sorrento in writing to the other Stockholders prior to the Cut-Off Date or Sorrento Cut-Off Date, respectively, the Stockholders shall vote at regular or special meetings of stockholders and give written consent with respect to, such number of shares of Common Stock Beneficially Owned by them as may be necessary to remove from the Board the Cambridge Designee or the Sorrento Designee, as the case may be. Any vacancy created by such removal shall be filled by party whose designee was so removed. The Cambridge Designee may not be removed without the vote or written consent of Cambridge, and the Sorrento Designee may not be removed without the vote or written consent of Sorrento. In the event of the resignation, death or disqualification of the Cambridge or Sorrento Designee, Cambridge or Sorrento, as the case may be, shall promptly nominate a new director, and each Stockholder shall promptly vote his, her or its shares of Common Stock Beneficially Owned to elect such replacement nominee to the Board.

ARTICLE III

MISCELLANEOUS

SECTION 3.01. Term, Notices.

(a) Unless terminated by mutual written agreement of the parties hereto, this Agreement shall be effective from the date hereof until the expiration of the later to occur of the Cut-Off Date and the Sorrento Cut-Off Date. Notwithstanding the foregoing, the covenants, agreements and obligations of the parties with respect to the Cambridge Designee shall automatically terminate on the Cut-Off Date, and the covenants, agreements and obligations of the parties with respect to the Sorrento Designee shall automatically terminate on the Sorrento Cut-Off Date.

(b) All notices, requests, permissions, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) five (5) Business Days following sending by registered or certified mail, postage prepaid, (b) when sent, if sent by facsimile; provided that the facsimile transmission is promptly confirmed by telephone, (c) when delivered, if delivered personally to the intended recipient and (d) one (1) business day following sending by overnight delivery via a national or international courier service and, in each case, addressed to a party at the following address for such party:

If to any Stockholder other than Cambridge, to it at the following address:

[Name of Stockholder]

c/o Conkwest, Inc.

2533 South Coast Highway 101, Suite 210

Cardiff by the Sea, CA 92007

Fax: 858-380-1999

Attention: Richard Gomberg, Secretary

with a copy to the Company at the above address; and

with a copy to:

Greenberg Traurig, LLP

The MetLife Building

200 Park Avenue

New York, NY 10166

Telephone: (212) 801-9200 (phone)

Facsimile: (212) 801-6400 (facsimile)

Attention: Anthony J. Marsico, Esq.

If to Cambridge, to it at the following address:

Cambridge Equities, LP

9922 Jefferson Boulevard

Culver City, CA 90232

Facsimile: (310) 405-7588

Attention: Manager

If to Sorrento, to it at the following address:

Sorrento Therapeutics, Inc.

6042 Cornerstone Ct. West, Suite B

San Diego, CA 92121

Telephone: (858) 210-3701

Facsimile: (858) 210-3759

Attention: Company Secretary

SECTION 3.02. Applicable Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of California, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of Los Angeles, State of California. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of Los Angeles, State of California for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of this Agreement), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

SECTION 3.03. Integration. This Agreement, the Subscription Agreement, and the Registration Rights Agreement, dated of even date between the Company and Cambridge, contain the entire understanding of the Company and Cambridge with respect to the subject matter hereof, and supersede all prior agreements and understandings between such parties with respect to the subject matter hereof. This Agreement and the Sorrento Amendment contain the entire understanding of the Company and Sorrento with respect to the subject matter hereof, and supersede all prior agreements and understandings between such parties with respect to the subject matter hereof.

SECTION 3.04. Descriptive Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein.

SECTION 3.05. Severability. The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of this Agreement, or any provision hereof, in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

SECTION 3.06. Successors, Assigns, Transferees. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof may be assigned by any party without the prior written consent of the other parties hereto. Any purported assignment of rights under this Agreement in violation of this Section 3.06 shall be void and of no effect.

SECTION 3.07. Amendments; Waivers. No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, each of the parties hereto or, in the case of a waiver, by the party against whom enforcement of any such waived provision is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

SECTION 3.08. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which, when taken together, shall constitute one and the same Agreement.

SECTION 3.09. Specific Performance. Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement, the non-breaching parties would be irreparably harmed and could not be made whole by monetary damages. The parties hereto, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof without the necessity of securing or posting any bond or providing prior notice.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CONKWEST, INC.

By:
Name:	Barry Simon
Title:	President and CEO

SORRENTO THERAPEUTICS, INC.

By:
Name:	Henry Ji
Title:	President and CEO

No. of Class A Common Shares as of the date hereof:

CAMBRIDGE EQUITIES, LP

By:
Name:
Title:

No. of Class A Common Shares as of the date hereof:

STEVE GORLIN
No. of Class B Common Shares as of the date hereof:*

BARRY SIMON
No. of Class B Common Shares as of the date hereof:*

HANS KLINGEMANN
No. of Class B Common Shares as of the date hereof:*

*	Class B Common Shares shall be reclassified into an equal number of Class A Common Shares.

SCHEDULE A

STEVEN GORLIN

BARRY SIMON

HANS KLINGEMANN